Exhibit 99.1

Omeros Receives $20 Million from Vulcan Capital and $5 Million Grant Award from Washington

State’s Life Sciences Discovery Fund to Advance its GPCR Program

Company to Host Webcast Conference Call Today at 4 p.m. EDT

Seattle, WA – October 25, 2010 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system, today announced that it has received $20 million from Vulcan Capital (Vulcan) and a grant award for $5 million from Washington State’s Life Sciences Discovery Fund (LSDF) to support the advancement of the Company’s G protein-coupled receptor (GPCR) program. In return, Vulcan Capital and LSDF have a right to receive a percentage of net proceeds generated by the GPCR program. Net proceeds include profits from specified partnership arrangements and product sales, net of all research, development and associated commercialization expenses. Additionally, Omeros issued to Vulcan three five-year warrants to purchase common stock, each for 133,333 shares, with exercise prices of $20, $30 and $40 per share, respectively.

“We are impressed with Omeros’ team and the technology that it has assembled for its GPCR platform. We believe Omeros’ GPCR platform has the potential to accelerate new pipeline development across a broad range of highly attractive drug targets and can make a significant impact on the pharmaceutical industry,” said Steve Hall, managing director of Vulcan Capital. “Omeros has already demonstrated the capability to identify compounds that interact with orphan GPCRs, providing the Company multiple opportunities to capitalize on its platform. Vulcan looks forward to participating in the program’s continued success.”

“Omeros’ GPCR program provides a unique opportunity to create new life sciences jobs within Washington State focused on improving health care,” said Lee Huntsman, Ph.D., executive director of LSDF. “Our state leadership is committed to the continued development of the life science sector within Washington, and we see Omeros and its GPCR program as an important contributor to that growth.”

Under the terms of the respective agreements with Vulcan and LSDF, Omeros has agreed to pay to Vulcan and LSDF a tiered percentage of net proceeds received by Omeros from its GPCR program. The percentage decreases as the cumulative net proceeds reach specified thresholds in the agreements. The blended percentage payable to Vulcan and LSDF in the aggregate is in the mid-teens with respect to the first approximately $1.5 billion of cumulative net proceeds received by Omeros from its GPCR program. After Omeros has received approximately $1.5 billion of cumulative net proceeds, the percentage of net proceeds payable to Vulcan and LSDF combined decreases to one percent.

“We appreciate the support of Paul Allen, Vulcan Capital and the Life Sciences Discovery Fund,” stated Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “This funding allows Omeros to accelerate efforts to screen all human orphan GPCRs in high throughput. We are pleased with our success rate to date and are eager to begin unlocking additional orphan GPCRs for drug development.”

Pursuant to the agreement with Vulcan Capital, Omeros has agreed to exercise its right to purchase from Patobios Limited assets related to a GPCR assay technology, comprised of patents and other intellectual property rights, for approximately $10.8 million Canadian dollars (CAD), of which approximately $7.8 million CAD is payable in cash and $3.0 million is payable in Omeros common stock. Following completion of the acquisition of these assets, Omeros will have no milestone, royalty or other payment obligations to Patobios. A portion of the proceeds from the Vulcan funding will be used for this acquisition.

Ongoing GPCR Program

Omeros has begun screening orphan GPCRs against its small-molecule chemical libraries using a proprietary, high-throughput assay. Based on the limited screening of libraries to date, Omeros has already identified and confirmed sets of compounds that interact selectively with, and modulate signaling of, three of these orphan receptors. The assay detects receptor antagonists and agonists. Antagonists comprise the majority of marketed drugs, and all of the compounds identified so far by Omeros are antagonists.

About G Protein-Coupled Receptors

GPCRs, which mediate key physiological processes in the body, are one of the most valuable families of drug targets. Annual worldwide drug sales exceed $700 billion and, according to Insight Pharma Reports, GPCR-targeting drugs represent 30 to 40 percent of marketed pharmaceuticals. Examples include Claritin® (allergy), Zantac® (ulcers and reflux), OxyContin® (pain), Lopressor® (high blood pressure), Imitrex® (migraine headache), Reglan® (nausea) and Abilify® (schizophrenia, bipolar disease and depression) as well as all other antihistamines, opioids, alpha and beta blockers, serotonergics and dopaminergics.

The industry focuses its GPCR drug discovery efforts on non-sensory GPCRs. Of the 363 total non-sensory GPCRs, approximately 240 have known ligands (molecules that bind the receptors) with nearly half of those targeted either by marketed drugs (46 GPCRs) or by drugs in development (about 70 GPCRs). There are approximately 120 GPCRs with no known ligands, which are termed “orphan GPCRs.” Without a known ligand, drug development for a given receptor is extremely difficult.

Omeros uses a proprietary high-throughput assay to identify small-molecule agonists and antagonists for orphan GPCRs, unlocking them to drug development. Omeros believes that it is the first to possess the capability to unlock orphan GPCRs in high-throughput, and that currently there is no other comparable technology. The Company believes that there may be more than 65 new drugable targets among the orphan GPCRs. Unlocking these receptors could lead to the development of drugs that act at these new targets. There is a broad range of indications linked to orphan GPCRs including cardiovascular disease, asthma, diabetes, pain, obesity, Alzheimer’s disease, Parkinson’s disease, multiple sclerosis, schizophrenia, learning and cognitive disorders, autism, osteoporosis, osteoarthritis and several forms of cancer.

Conference Call and Webcast Today at 4:00 p.m. EDT

Omeros management will host a conference call today, October 25 at 4:00 p.m. Eastern Time (1:00 p.m. Pacific Time) to discuss today’s news. To access the live call by telephone, please dial 800-901-5217 (United States and Canada) or 617-786-2964 (International). The passcode is 26273994. In addition, the live conference call will be webcast and can be accessed on the “Events” page of the Company’s website at http://www.omeros.com.

A replay of the webcast will be available on the Company’s website for one week. A telephone replay will also be available for one week starting at 7:00 p.m. Eastern time on October 25, which can be accessed by dialing 888-286-8010 (United States and Canada) or 617-801-6888 (International) and entering passcode 82437761.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery(TM) platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has five ongoing clinical development programs, including four from its PharmacoSurgery(TM) platform the most advanced of which is in a Phase 3 clinical program, and one from its Addiction program. Omeros may also have the near-term capability, through its GPCR program, to add wholly new drug targets to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of antibody and small-molecule preclinical programs targeting inflammation and central nervous system disorders.

About Vulcan Capital

Vulcan Capital is the private investment arm of Vulcan Inc., the company founded by Paul G. Allen in 1986 to manage his business and philanthropic initiatives. Vulcan Capital is focused on generating long-term value appreciation across a multibillion dollar portfolio, which spans diverse industry sectors and investment asset classes, ranging from early-stage venture investments to public equity value investing, leveraged buyouts, acquisitions, and distressed situations.

About the Life Sciences Discovery Fund

The Life Sciences Discovery Fund (LSDF) was established in 2005 by the Governor and Legislature of Washington state to foster growth of the state’s life sciences sector and improve the health and economic wellbeing of its residents. Using monies from the Master Tobacco Settlement Agreement, LSDF makes grants for research across Washington that demonstrates the strongest potential for delivering health and economic returns.

Forward-Looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, statements regarding the Company’s capability to continue high-throughput de-orphanization of orphan GPCRs and to develop product candidates that act at these new potential drug targets, the GPCR platform’s potential to accelerate new pipeline development across a broad range of drug targets, the Company’s ability to capitalize on potential opportunities created by the GPCR platform and the amount of any resulting net proceeds, the potential market size for GPCR-targeting drugs, the expected uses of the funds received from Vulcan and LSDF and the number of new drugable targets that are estimated to exist among the orphan GPCRs. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2010. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org